Exhibit 5.4 to Form F-10

(Exhibit 23.4 to Form F-3)

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Interests of Experts” and to the use of our report dated March 17, 2025, with respect to the combined and consolidated financial statements of Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree AIF Investments, L.P., Oaktree Capital Management (Cayman), L.P., and Oaktree Investment Holdings, L.P., and their consolidated subsidiaries (collectively, the “Oaktree Asset Management Operating Group”), included in the Annual Report (Form 10-K) of Brookfield Asset Management Ltd. for the year ended December 31, 2024 and incorporated by reference in this Amendment No. 1 to the Registration Statement on Form F-10 and Form F-3 of Brookfield Asset Management Ltd., BAM Finance (Canada) Inc. and BAM Finance LLC dated August 5, 2025.

/s/ Ernst & Young LLP

Los Angeles, California

August 5, 2025